FORM 4                                        OMB APPROVAL
                                                    OMB NUMBER: 3235-0287
---   CHECK BOX IF NO LONGER                        EXPIRES: SEPTEMBER 30, 1998
---   SUBJECT TO SECTION 16.  FORM 4                ESTIMATED AVERAGE BURDEN
      OR FORM 5 OBLIGATIONS MAY                     HOURS PER RESPONSE....0.5
      CONTINUE.  SEE INSTRUCTION  1(B).

(Print or type responses)
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940





1. Name and                2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting Person to Issuer
   Address of                 Precision Optics Corporation (POCI)                    (Check all applicable)
   Reporting                                                                         Director                      10% Owner
   Person*                                                                        X  Officer (give title           Other (specify
                                                                                              below)                      below)

                                                                                ---------------------------------------------------
                                                                                     V.P. of Operations
                                                                                ---------------------------------------------------
Khajurivala Kumar    M.
-------------------------- ---------------------   --------------------------
(Last)     (First)(Middle) 3. IRS or Social       4. Statement for Month/Year
13 Lincoln Street             Security Number of             7/97
-------------------------     Reporting Person
     (Street)                 (Voluntary)
Ashburnham  MA      01430      ###-##-####
-------------------------  ---------------------   -------------------------
(City)      (State) (Zip)                         5. If Amendment, Date of   7. Individual or Joint/Group Filing
                                                     Original (Month/Year)       (Check Applicable Line)
                                                             N/A                  X Form Filed by One Reporting Person
                                                                                    Form Filed by More than One Reporting Person



TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of Security  2. Trans-          3. Trans-        4. Securities Acquired (A)or   5. Amount of        6. Owner     7. Nature
   (Instr. 3)            action             action           Disposed of (D)                Securities          ship         of In-
                         Date               Code             (Instr. 3,4 and 5)             Beneficially        Form:        direct
                         (Month/            (Instruc.8)                                     Owned at            Direct       Bene-
                         Day/             -------- -----   --------- --------- -------      End of              (D) or       ficial
                         Year)              Code     V      Amount     (A) or   Price       Month               Indirect     Owner-
                                                                          (D)               (Instr. 3 and 4)    (I)           ship
                                                                                                                (Instr. 4)   (Instr.
                                                                                                                              4)

--------------         ---------------     ------- -----   --------- --------- -------      -------------------  ----------- -------

Common Stock             7/9/97              M              22,500       A      $1.375

Common Stock             7/11/97             S              22,500       D      $3.375

Common Stock             7/30/97             S              5,141        D      $3.000        76,000               D


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person,                 (Over)
see Instruction 4(b)(v).                                        SEC 1474 (7-96)







FORM 4 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR
                                        BENEFICIALLY OWNED
                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)



1.Title of  2.Conver-  3.Trans-  4.Trans-  5. Number of       6. Date Exer-     7.Title and        8. Price  9. Number  10. Owner-
  Derivative  sion or    action    action     Derivative      cisable and Ex-  Amount of              of        of          ship
  Security    Exercise   Date      Code       Securities      piration Date    Underlying             Deriv-    Deriv-      Form of
  (Instr.3)   Price of   (Month/  (Instr.8)   Acquired(A)     (Month/Day/      Securities             ative     ative       De-
              Deriv-     Day/                 or Disposed      Year)           (Instr.                Secur-    Secur-      rivative
              ative      Year)                of (D)                            3 and 4)              ity       ities       Secu-
              Security                        (Instr.3,4                                              Instr.    Bene-       rity:
                                               and 5)                                                 5)        ficially    Direct
                                                                                                                Owned at    (D) or
                                                                                                                End of      Indi-
                                                                                                                Month       rect (I)
                                                                          Expi-              Amount             (Instr.4)  (Instr.4)
                                                               Date       ra-      Title      or
                                 Code  V      (A)    (D)       Exer-      tion               Number
                                                               cisable    Date               of Shares
Stock Options $1.375   7/9/97     M                   22,500   See below  12/15/04  Com-     22,500              97,500     D
                                                                                    mon
                                                                                    Stock



                                                                                                                          11. Na-
                                                                                                                              ture
                                                                                                                              of
                                                                                                                              In-
                                                                                                                              direct
                                                                                                                              Bene-
                                                                                                                              ficial
                                                                                                                              Own-
                                                                                                                              ership
                                                                                                                             (Instr.
                                                                                                                              4)



Explanation of Responses:
Options were exercisable on the following dates:

12/15/94: 7,500
12/15/95: 7,500
12/15/96: 7,500
















**Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                       /s/Kumar M. Khajurivala    August 7, 1997
                                       ------------------------   -------------
                                       **Signature of Reporting   Date
                                         Person





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                                                                 SEC 1474 (7-96)